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                                                            EXHIBIT (b)(6)(a)(i)


                         CERTIFICATE OF AMENDMENT AND

                           RESTATEMENT OF CHARTER OF

                         AGWAY LIFE INSURANCE COMPANY


                           Under Section 1206 of the
                               Insurance Law and
                              Section 807 of the
                             Business Corporation
                         Law of the State of New York


          We, the undersigned, Richard Campanaro, President of Agway Life Insurance Company, and Kevin Keefe, Assistant Secretary of Agway Life Insurance Company, hereby certify:

          1. The name of the corporation is Agway Life Insurance Company (the "Corporation"). Agway Life Insurance Company is the name under which the corporation was formed.

          2. The Corporation's Declaration of Intention and Charter was filed in the Office of the Superintendent of Insurance of the State of New York on November 28, 1973.

          3. The Charter of the Corporation is hereby amended: (i) to change the name of the Corporation to Royal Tandem Life
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Insurance Company; (ii) to change its location and principal office and place of business to the City, County and State of New York; (iii) to restate its corporate powers in accordance with current law and to include other rights, powers and privileges authorized or granted by law; (iv) to increase the maximum number of directors from 30 to 36 and to revise the qualifications of Board of Directors members; (v) to delete the provision for annual meetings of stockholders, which will be governed by the by-laws; and (vi) to otherwise revise provisions of the original charter in minor respects, in accordance with the foregoing. The text of the Corporation's Charter is hereby amended and restated to read as herein set forth in full:



                                   ARTICLE I
                                   ---------

                                     NAME
                                     ----

          The name of the corporation shall be Royal Tandem Life
     Insurance Company.



                                  ARTICLE II
                                  ----------

                           PLACE OF PRINCIPAL OFFICE
                           -------------------------

          The principal office of the corporation shall be located in the City, County and State of New York.



                                  ARTICLE III
                                  -----------

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                                    PURPOSES
                                    --------

                    The business to be transacted by the corporation shall be: the following kinds of insurance business specified in Paragraphs 1, 2 and 3 of Subsection (a) of Section 1113 of the Insurance Law of the State of New York, and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted:

                    1. "Life insurance," meaning every insurance upon the lives of human beings and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits safeguarding the contract from lapse, or providing a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. Amounts paid the corporation for life insurance and proceeds applied under optional modes of settle-ment or under dividend options may be allocated by the corporation to one or more separate accounts pursuant to Section 4240 of the Insurance Law of the State of New York.

                    2. "Annuities," meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one. Amounts paid to the corporation to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the corporation to one or more separate accounts pursuant to Section 4240 of the Insurance Law of the State of New York.

                    3. "Accident and health insurance," meaning (a) insurance against death or personal injury by

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          accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to Article Nine of the Workers' Compensation Law of the State of New York, except as specified in subparagraph (b) following; and (b) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury, (but excluding insurance solely against accidental injury) under any contract which does not give the corporation the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date; together with such other kind of kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

               The corporation shall also have other rights, powers and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of new York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.



                                   ARTICLE IV
                                   ----------

                          EXERCISE OF CORPORATE POWERS
                          ----------------------------

               The corporate powers of the corporation shall be exercised by a Board of Directors, by committees thereof, and by such officers, employees and agents as may be empowered to do so by, or pursuant to the authorization of, the Board of Directors or any such committee.

                                   ARTICLE V
                                   ---------

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                               BOARD OF DIRECTORS
                               ------------------

               The Board of Directors shall consist of not less than 13 (except for vacancies temporarily unfilled) nor more than 36 Directors, as may be determined from time to time by a vote of the Stockholders or of a majority of the entire Board.

               The Board of Directors shall have power to adopt by-laws, not inconsistent with this Charter and the laws of the State of New York, and to amend or repeal such by-laws, by vote of a majority of the entire Board.

               Any Director may be removed by action of the Board of Directors for cause or by vote of the Stockholders with or without cause.


                                   ARTICLE VI
                                   ----------

                       ELECTION OF DIRECTORS AND OFFICERS
                       ----------------------------------

               The Directors shall be elected annually by the Stockholders in the manner provided for in the by-laws. Every Stockholder of record shall be entitled to one vote in person or by proxy for each share of capital stock standing in his name on the record of Stockholders.

               Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors for any reason except the removal of Directors without cause may be filled by vote of the Stockholders or of a majority of the Directors then in office,although less than a quorum exists. Vacancies occurring in the Board by reason of the removal of Directors without cause may be filled by vote of the Stockholders or action of the Board.

               Each Director shall be at least twenty-one years of age, and at all time a majority of the Directors shall be citizens and residents of the United States,

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          and not less than three of the Directors shall be residents of the
          State of New York.

               The officers shall be elected annually by the Board of Directors or appointed in the manner provided for in the by-laws. Officers may also be elected or appointed and a vacancy in any office may be filled by the Board of Directors at any meeting.


                                  ARTICLE VII
                                  -----------

                             DURATION OF EXISTENCE
                             ---------------------

               The duration of existence of the corporation shall be perpetual.


                                  ARTICLE VIII
                                  ------------

                                 CAPITAL STOCK
                                 -------------

               The authorized capital of the corporation shall be Two Million Two Hundred Thousand Dollars ($2,200,000), consisting of Two Hundred Twenty Thousand (220,000) shares of capital stock having par value of Ten Dollars ($10) per share.

               The holders of the capital stock shall be entitled to receive dividends in such amounts and at such times as is declared by the Board of Directors out of surplus applicable thereto under and pursuant to the laws of the State of New York.

          4. The aforesaid Restated and Amended Charter of the corporation was duly authorized and approved by a consent in writing by the holder of all of the outstanding shares of the corporation.

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          IN WITNESS WHEREOF, the undersigned have executed and signed this
Certificate this 22nd day of August, 1986.
                 --


                                     /s/ RICHARD CAMPANARO
                                    ------------------------------
                                        Richard Campanaro
                                        President



                                     /s/ KEVIN KEEFE
                                    -------------------------------
                                        Kevin Keefe
                                        Assistant Secretary

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STATE OF NEW YORK   )
                    )    SS:
COUNTY OF NEW YORK  )



          On this 22nd day of August nineteen hundred eighty six, before me came
                  --
Richard Campanaro and Kevin Keefe, to me known to be the individuals described in and who executed the foregoing instrument, and acknowledged that they executed the same.


                                           /s/ JOAN B. MIASTKOWSKI
                                          -------------------------
                                              Joan B. Miastkowski


                            STAMP:                      SEAL:


                            Joan B. Miastkowski
                            NOTARY PUBLIC, STATE OF NEW YORK
                                 No. 41-2687190
                            Certificate Filed in New York County,
                                 Qualified In Queens County
                            Commission Expires March 30, 1987.


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